Exhibit 10.2

EXECUTION VERSION

PLUG POWER INC.

Amendment No. 1 to Senior Convertible Note due 2023 and Related Note Purchase Agreement Consent

THIS AMENDMENT NO. 1 (this “AMENDMENT AND CONSENT”) TO THE 7.50% SENIOR CONVERTIBLE NOTE DUE 2023 (the “Note”) issued to HT Investments MA LLC (the “Holder”) on September 6, 2019 by PLUG POWER INC., a Delaware corporation (“Plug Power”), and the related consent provided hereunder pursuant to that certain NOTE PURCHASE AGREEMENT (the “Note Purchase Agreement”), dated September 6, 2019, by and between Plug Power and the Holder, is dated as of May 13, 2020 (the “Effective Date”);

WHEREAS the Holder holds all of the Note and constitutes the Required Holders under the Note Purchase Agreement;

WHEREAS, Plug Power intends to (i) issue New Convertible Notes (as defined below), (ii) repurchase, redeem or otherwise acquire and cancel Existing Convertible Notes (as defined below), (iii) enter into New Permitted Equity Hedge Transactions (as defined below) and (iv) unwind or extend Existing Permitted Equity Hedge Transactions (as defined below);

WHEREAS, pursuant to Section 10(D) of the Note, Plug Power is not permitted to incur Indebtedness other than the Note and other Permitted Indebtedness;

WHEREAS, pursuant to Section 4(o) of the Note Purchase Agreement, so long as any of the Note is outstanding, Plug Power is not permitted to redeem any of its securities without the prior express written consent of the Holder (except as otherwise set forth in the Note Purchase Agreement);

WHEREAS, Plug Power and Holder each desire to make certain amendments to the Note and the Note Purchase Agreement to permit the Transactions and Holder wishes to consent to the Transactions.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.                  Capitalized Terms; Effective Date. Capitalized terms used in this Amendment and Consent which are not otherwise defined herein shall have the meanings assigned thereto in the Note Purchase Agreement, or if not defined therein, in the Note, in each case as modified by this Amendment and Consent. Except as expressly provided to the contrary herein, all modifications to the Note and the Note Purchase Agreement set forth herein shall be effective as of the Effective Date.

2.                  Defined Terms. For purposes of this Amendment and Consent:

(a)       “New Convertible Notes” means up to $287.5 million aggregate principal amount of convertible senior notes issued by Plug Power on or prior to May 26, 2020; provided that to the extent any portion of such amount will be issued pursuant to a greenshoe option, such portion may be issued after May 26, 2020; provided further that that such notes shall not have (i) a final maturity date, amortization payment, sinking fund, mandatory redemption or other repurchase obligation or put right at the option of the lender or holder of such Indebtedness earlier than one hundred eighty-one (181) days following the Maturity Date under the Note (other than mandatory redemptions, repurchase obligations or put rights in connection with a change of control or fundamental change (it being understood that a holder’s option to convert any such notes into equity interests of Plug Power (and cash in lieu of fractional shares) and/or cash (in an amount determined by reference to the price of such equity interests shall not be considered a mandatory redemption, repurchase obligation or put right), (ii) any covenants that are more restrictive on Plug Power in any material respect than the covenants set forth in the Note or (iii) any other material terms (other than conversion premium and “make-whole” conversion rate adjustments) more favorable to the holder of such New Convertible Notes than the analogous material terms in the Note are to the Holder, including applicable interest rates;

(b)       “Existing Convertible Notes” means Plug Power’s 5.5% Convertible Senior Notes due March 15, 2023 in aggregate principal amount of $100.0 million;

(c)       “Existing Permitted Equity Hedge Transactions” means (i) the Base Call Option Transaction, dated March 22, 2018 entered into between Plug Power and Barclays Bank PLC, through its agent Barclays Capital Inc., (ii) the Base Call Option Transaction, dated March 22, 2018 entered into between Plug Power and Morgan Stanley & Co. LLC and (iii) the Forward Stock Purchase Transaction, dated March 22, 2018, between Plug Power and Morgan Stanley & Co. LLC; and

(d)       “New Permitted Equity Hedge Transactions” means the following transactions executed substantially concurrently and in connection with the issuance of the New Convertible Notes: (i) one or more call options or capped call options (or substantively equivalent derivative transaction) relating to the Common Stock of Plug Power, purchased by Plug Power; and (ii) one or more forward purchase contracts (or substantively equivalent derivative transaction), relating to Common Stock of Plug Power entered into by Plug Power, as purchaser, and one or more financial institutions and/or their affiliates.

3.                  Note Amendment. Subject to the terms of this Amendment and Consent, the Holder, in its own capacity and its capacity as the Required Holders, agrees that the Note is amended to:

(a) add the following definitions to Section 1 of the Note in alphabetical order:

“Existing Convertible Notes” means the Company’s 5.5% Convertible Senior Notes due March 15, 2023 in aggregate principal amount of one hundred million ($100,000,000).

“New Convertible Notes” means a new series of the Company’s convertible senior notes in aggregate principal amount not to exceed two hundred eighty-seven million, five hundred thousand dollars ($287,500,000) to be issued by the Company on or prior to May 26, 2020 substantially concurrently with and in connection with the repurchase, redemption or acquisition and cancelation of not less than sixty-two and one half percent (62.5%) of the Existing Convertible Notes; provided that to the extent any portion of such amount will be issued pursuant to a greenshoe option, such portion may be issued after May 26, 2020; provided that such New Convertible Notes may not have (i) a final maturity date, amortization payment, sinking fund, mandatory redemption or other repurchase obligation or put right at the option of the lender or holder of such Indebtedness earlier than one hundred eighty-one (181) days following the Maturity Date under the Note (other than mandatory redemptions, repurchase obligations or put rights in connection with a change of control or fundamental change (it being understood that a holder’s option to convert any such New Convertible Notes into equity interests of the Company (and cash in lieu of fractional shares) and/or cash (in an amount determined by reference to the price of such equity interests shall not be considered a mandatory redemption, repurchase obligation or put right), (ii) any covenants that are more restrictive on the Company in any material respect than the covenants set forth in the Note or (iii) any other material terms (other than conversion premium and “make-whole” conversion rate adjustments) more favorable to the holder of such New Convertible Notes than the analogous material terms in the Note are to the Holder, including applicable interest rates.

(b) replace the definition of “Conversion Rate” in its entirety with the following:

“Conversion Rate” initially means 400.0000 shares of Common Stock per $1,000 Principal Amount of Notes; provided, that for purposes of Section 9(F) (including the definition of Conversion Price thereunder), both initially and as of as of May 13, 2020, “Conversion Rate” shall mean 387.5969 shares of Common Stock per $1,000 Principal Amount of Notes, provided, further, that in each case the applicable Conversion Rate is subject to separate adjustment of such amounts pursuant to Section 9; and provided, further, that whenever this Note refers to the Conversion Rate as of a particular date without setting forth a particular time on such date, such reference will be deemed to be to the Conversion Rate immediately after the Close of Business on such date.

(c) replace the definition of “Permitted Indebtedness” in its entirety with the following:

“Permitted Indebtedness” means (A) Indebtedness evidenced by the Notes; (B) the Generate Loan Agreement or any extensions, refinancings and renewals thereof, provided that the amount incurred in reliance on this clause (B) and clause (W), taken together, shall not exceed $200,000,000 in the aggregate at any one time outstanding; (C) Indebtedness (other than the Generate Loan Agreement) deemed to be disclosed pursuant to the Note Purchase Agreement, as in effect as of the Issue Date (including all other Indebtedness accrued in the balance sheet included in the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2019); (D) Indebtedness of Subsidiaries that are organized under the laws of a jurisdiction outside of the United States and not guaranteed by, or secured by a lien on assets of, the Company; (E) Indebtedness to trade creditors incurred in the ordinary course of business, including Indebtedness incurred in the ordinary course of business with corporate credit cards; (F) Indebtedness that also constitutes an investment, including, without limitation, (i) notes receivable of, or prepaid royalties and other credit extensions to, customers and suppliers who are not Affiliates, in the ordinary course of business, provided that this subparagraph (i) shall not apply to investments of the Company in any of its Subsidiaries (other than ServiceCo, provided that any such investments in ServiceCo shall be solely in accordance with the Master Agreement); (ii) loans involving the net transfer on a substantially contemporaneous basis of cash proceeds to employees, officers or directors relating to the purchase of capital stock of the Company pursuant to employee stock purchase plans or other similar agreements approved by the Company’s Board of Directors; and (iii) travel advances and employee relocation loans and other employee loans and advances in the ordinary course of business; (G) reimbursement obligations in connection with letters of credit issued for the account of the Company or any of its Subsidiaries to support obligations of the Company or such Subsidiary under a Project Financing Agreement; (H) intercompany Indebtedness; (I) guarantees of Indebtedness of a the Company or any of its Subsidiaries by the Company or any other Subsidiary, provided such Indebtedness so guaranteed was otherwise permitted to be incurred hereunder; (J) Indebtedness incurred or owed by the Borrower or any SPE pursuant to Project Financing Agreements, to the extent constituting Indebtedness under GAAP, to finance or refinance the acquisition, development, construction, and operation of Projects; (K) Indebtedness owed to any Person (including obligations in respect of letters of credit for the benefit of such Person) providing workers’ compensation, health, disability or other employee benefits or property, casualty, liability insurance, self-insurance, pursuant to reimbursement or indemnification obligations to such Person, in each case incurred in the ordinary course of business or consistent with past practice; (L) Indebtedness in respect of or guarantee of performance bonds, bid bonds, appeal bonds, surety bonds, performance and completion guarantees, workers’ compensation claims, letters of credit, bank guarantees and banker’s acceptances, warehouse receipts or similar instruments and similar obligations (other than in respect of other Indebtedness for borrowed money) including, without limitation, those incurred to secure health, safety and environmental obligations, in each case (a) provided in the ordinary course of business or consistent with past practice and (b) to the extent arising in a Project, recourse for, and any pledge of security granted in connection therein is limited solely to, the assets of such Project; (M) Indebtedness in respect of treasury, depositary, cash management and netting services, automatic clearinghouse arrangements, overdraft protections and similar arrangements or otherwise in connection with securities accounts and deposit accounts, in each case, in the ordinary course of business; (N) Indebtedness consisting of the financing of insurance premiums in the ordinary course of business; (O) endorsement of instruments or other payment items for deposit in the ordinary course of business; (P) all lease obligations associated with any Project incurred in connection with a sale-leaseback transaction entered into in respect of such Project as long as such obligations meet the requirements hereunder applicable to a Project Financing Agreement; (Q) other Indebtedness in amounts and on terms approved by Holder in writing in its reasonable discretion; (R) extensions, refinancings and renewals of any items of Permitted Indebtedness, provided that the principal amount is not increased (other than for accrued interest and fees, if any) or the terms modified to impose materially more burdensome terms upon the Company or its Subsidiaries, as the case may be; (S) unsecured Indebtedness evidenced by the Existing Convertible Notes and New Convertible Notes; (T) to the extent constituting Indebtedness and otherwise permitted hereunder, accrued but unpaid dividends pursuant to Series E Repurchases; (U) to the extent constituting Indebtedness and otherwise permitted hereunder, the Company’s obligations under and in connection with the Master Lease Agreement, dated as of June 3, 2016, between Generate Capital, Inc. (collectively with its successors and assigns) and Plug Power (collectively with its successors and assigns), as modified or replaced from time to time, and any rental schedules from time to time executed in connection therewith; (V) the Series C Obligations and Series E Obligations; and (W) up to two hundred million dollars ($200,000,000) in the aggregate, of secured Indebtedness of the Company (and any extensions, refinancings and renewals thereof pursuant to clause (R)).”

4.                  Right to Participate. Plug Power shall undertake to provide the Holder with as much advance written notice as reasonably practicable of any proposed offering of New Convertible Notes and the terms of such offering, and the Holder shall have a right to purchase, or to designate an Affiliate of the Holder to purchase, if such Holder or Affiliate, as the case may be, is a “qualified institutional buyer” as defined in Rule 144A under the Securities Act of 1933, as amended, up to thirty percent (30%) of the New Convertible Notes sold in such offering on terms that are no worse to the Holder than any other investor in the New Convertible Notes (including, for the avoidance of doubt, with respect to offering price).

5.                  Holder’s Consent. Subject to the terms of this Consent and Amendment, the Holder hereby consents to Plug Power (i) repurchasing, redeeming or otherwise acquiring and cancelling not less than sixty-two and one half percent (62.5%) of the Existing Convertible Notes substantially concurrently and in connection with the issuance of New Convertible Notes, (ii) entering into the New Permitted Equity Hedge Transactions substantially concurrently and in connection with the issuance of New Convertible Notes and (iii) extending or unwinding the Existing Permitted Equity Hedge Transactions substantially concurrently and in connection with the issuance of New Convertible Notes or the repurchase, redemption or acquisition and cancellation of Existing Convertible Notes.

6.                  Holder’s Representation and Warranty. Holder hereby represents and warrants to Plug Power that, as of the Effective Date, it holds all of the Note and constitutes the Required Holders under the Note Purchase Agreement.

7.                  Continued Validity of Agreement.  Except as specifically amended hereby, each of the Note and the Note Purchase Agreement shall continue in full force and effect as originally constituted and is ratified and affirmed by the parties hereto.

8.                  Successors and Assigns.  Except as otherwise provided herein, the terms and conditions of this Amendment and Consent shall inure to the benefit of and be binding upon the respective successors and permitted assigns of the parties.

9.                  Governing Law.  The internal law of the State of New York shall govern and be used to construe this Amendment and Consent.

10.              Counterparts.   This Amendment and Consent may be executed in two or more identical counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party. In the event that any signature is delivered by facsimile transmission or by an e-mail which contains a portable document format (.pdf) file of an executed signature page, such signature page shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such signature page were an original thereof.

[Signature Pages Follow]

IN WITNESS WHEREOF, the undersigned have executed this Amendment and Consent to be effective as of the date first written above.

HT INVESTMENTS MA LLC.

By:	/s/ Eric Helenek
Name:	Eric Helenek
Title:	Authorized Signatory

[Signature Page to Amendment No. 1 to Senior Convertible Note due 2023 and Related NPA Consent]

IN WITNESS WHEREOF, the undersigned have executed this Amendment and Consent to be effective as of the date first written above.

PLUG POWER INC.

By:	/s/ Paul B. Middleton
Name:	Paul B. Middleton
Title:	Chief Financial Officer

[Signature Page to Amendment No. 1 to Senior Convertible Note due 2023 and Related NPA Consent]